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                                                                    Exhibit 10.4

                           SERVICES CONTRACT AGREEMENT

        SERVICES CONTRACT AGREEMENT, dated as of March 31, 2000 (this "Agreement"), by and between SILICON GRAPHICS, INC., a Delaware corporation (the "Contractor"), and TERA COMPUTER COMPANY, a Washington corporation (the "Company"). The Contractor and the Company are sometimes hereinafter collectively referred to as the "Parties."

                                    RECITALS

        A. The Contractor and the Company are parties to an Asset Purchase Agreement, dated as of March 1, 2000, as amended March 31, 2000 (the "Asset Purchase Agreement"), pursuant to which Company has agreed to acquire certain business and assets of the Contractor.

        B. The Contractor provides maintenance and services pursuant to various service agreements with its customers pertaining to the Products (the "Service Contracts").

        C. The Company is willing to provide the services of Contractor under the Service Contracts upon consummation of the Asset Purchase Agreement.

        D. The execution and delivery of this Agreement is a condition to the consummation of the Asset Purchase Agreement.

        NOW, THEREFORE, the Parties, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to become legally bound, hereby agree as follows:


                                    SECTION 1

                          AGREEMENT TO PROVIDE SERVICES

        1.1 Definitions. Except as otherwise defined in this Contract Services Agreement, all capitalized terms shall have the respective meanings assigned to them in the Asset Purchase Agreement.

        1.2 Service Contracts. Attached hereto as Schedule A is a list of Service Contracts showing, among other matters, the name of the customer, the equipment as to which services are to be provided, the date each Service Contract expires and the scheduled monthly payments for such services (irrespective of whether such payments have been prepaid or are billed monthly or on some other basis). The Parties recognize that all Service Contracts are not yet listed on Schedule A, and they shall work together in good faith to complete the listing of all Service Contracts as soon as possible. In addition, the Parties shall update



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Schedule A monthly to reflect the changing status of Service Contracts, and changes in computer installations, such as additional or fewer modules and other configuration changes, that result in changes in service payments under the Service Contracts. If a Service Contract is renewed or a new Service Contract is entered into by either Party that covers service prior to and after the date of this Agreement, then related service revenue shall be shared proportionally between the Contractor and the Company based upon the periods of service prior to and after the date of this Agreement

        1.3 Provision of Services. The Company shall provide all the services required to be provided by the Contractor under each Service Contract for the period beginning on the day after the Closing Date and ending on the date which is twelve (12) months thereafter, except as otherwise specified on Schedule A or pursuant to Section 3.1. The Company shall use commercially reasonable efforts to perform all the services in accordance with the applicable Service Agreement, which shall be of a nature and quality consistent with the services provided by the Contractor prior to the date of this Agreement.


                                    SECTION 2

                         PAYMENT; INDEPENDENT CONTRACTOR

        2.1 Payment. The Company will deliver an invoice for its services to the Contractor as of the first of the month for which the services are to be performed under all Service Contracts for that month. The amount of the invoice shall be the scheduled payment shown on Schedule A for such month, subject, in the case of foreign contracts, to any adjustments for fluctuations in exchange rates at the time of collection and subject to agreed to changes pursuant to this Agreement. The first such invoice shall be for April 2000. Invoiced amounts shall be due and payable by the 15th of such month. Invoices not paid when due shall be subject to late charges for each month and portion thereof that the invoice is overdue, with such late charges calculated at the lesser of (i) 18% and (ii) the maximum rate allowed by applicable law.

        2.2 Billings. The Contractor shall be responsible for billing each of the customers shown on Schedule A pursuant to the terms of each Service Contract and collecting all funds from such billings. It shall retain all amounts so received. Subject to Section 2.3, the Contractor's collection of such funds shall have no effect on its obligation to pay the Company's invoices under
Section 2.1. The Company and the Contractor shall cooperate and work with each other in good faith with respect to any disputed amounts.

        2.3 Payment Adjustments for Early Termination. If any customer fails to make payments under any Service Contract beyond the applicable grace period, Contractor may terminate such Service Contract and upon such termination, Contractor shall not be required to make any further payments to the Company in respect of such Service Contract and Schedule A shall be deemed amended to delete such Service Contract. If any customer



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shown on Schedule A terminates the Service Contract applicable to such customer, invokes penalties thereunder or otherwise ceases to make payments thereunder, prior to the scheduled expiration date of such Service Contract, as set forth on Schedule A, due to a breach of such Service Contract by Contractor arising from the Company's failure to perform the services contemplated by this Agreement under such Service Contract, appropriate adjustment shall be made to the payment amounts shown on Schedule A. If any customer shown on Schedule A commences, or has entered against it, a voluntary or involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, prior to the scheduled expiration date of such Service Contract, as set forth on Schedule A, appropriate adjustment shall be made to the payment amounts shown on Schedule A.

        2.4 Right of Offset. If the Company fails to make (i) any payment under the Promissory Note when due, whether by regular installment, by acceleration, upon maturity or otherwise, (ii) any payment under the Asset Purchase Agreement when due, or (iii) any payment under the Transition Services Agreement when due, the Contractor may deduct the amount of such delinquent payment from any payment due from the Contractor to the Company hereunder.

        2.5 Transition Provisions. If any Transferred Employee who is required by the Company to perform services hereunder is unable to commence his employment with the Company on the Closing Date due to the laws of any jurisdiction, or if any material Contract required by the Company to perform services hereunder cannot be assigned as of the Closing Date, the Contractor will use commercially reasonable efforts to provide to the Company the services of such Transferred Employee and benefits of such Contract pending assignment or transfer to the Company; provided that the Company shall reimburse the Contractor for such services pursuant to the Transition Services Agreement.

        2.6 Independent Contractor. All services performed by the Company under this Contract Services Agreement shall be performed by the Company as an independent contractor, and employees of the Company or any other entities providing services shall at all times be under the Company's sole discretion and control. Neither the Company nor any other person or entity performing any services hereunder shall be deemed for any purpose to be the agent, servant, employee, or representative of the Contractor in the performance of this Contract Services Agreement. Nothing in this Contract Services Agreement shall be construed to mean that the Company is a partner of the Contractor or a joint venturer with the Contractor. The relationship of the Company to the Contractor under this Contract Services Agreement, and with respect to the services, shall be that of an independent contractor. The Company shall be responsible for and shall withhold or pay, or both, as may be required by law, all taxes pertaining to the employment of its personnel and/or performance by it of the services. The Company also assumes full responsibility for the payment of all payroll burdens, fringe benefits and payroll taxes, whether federal, state, municipal or otherwise, as to its employees, servants or agents engaged in the performance of any services.



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                                    SECTION 3

                                SERVICE CONTRACTS

        3.1 Term of Services. The provision of services shall commence on the day immediately following the date hereof and, with respect to services on each Service Contract listed in Schedule A, shall terminate when each such Service Contract expires, as set forth on Schedule A or as otherwise agreed pursuant to Sections 3.2 and 3.3 below.

        3.2 Expiration; Renewals. As each Service Contract expires as set forth on Schedule A or is otherwise terminated pursuant to its terms, the Company and the Contractor shall cooperate and work with each other in good faith to renew of such Service Contract in the name of the Company. The Company and the Contractor will cooperate and work with each other in good faith with respect to renewals of Service Contracts that currently cover Company equipment and Contractor equipment.

        3.3 Long-Term Service Contracts. The Company and the Contractor will cooperate and work with each other in good faith with respect to assignments and/or new contracts with customers with Service Contracts that expire (as set forth on Schedule A) in more than a year from the date hereof, as appropriate in each particular situation. Such matters shall be handled on a case-by-case basis. With respect to such Service Contracts that expire after one year from the date of this Agreement and are not assigned to the Company in such one-year period, then the Company shall continue to provide the appropriate services thereunder in the manner set forth in Section 1.3 until each such Service Contract expires, is otherwise terminated pursuant to its terms or is assigned to the Company. To the extent that the Contractor has been prepaid for such services for a period after one year from the date of this Agreement, then the Company shall be permitted to offset the amount of such prepayment from its final payment under the Promissory Note issued pursuant to the Asset Purchase Agreement. To the extent that the Contractor has not been prepaid for such services after one year from the date of this Agreement, the Contractor shall continue to reimburse the Company pursuant to the procedures described in
Section 2 for its services until each such Service Contract expires, is otherwise terminated pursuant to its terms or is assigned to the Company.


                                    SECTION 4

                                   LIABILITIES

        4.1 Consequential and Other Damages. The Company shall not be liable for, and the Contractor expressly waives any right to recover, whether in contract, in tort (including without limitation negligence and strict liability), or otherwise, any punitive, exemplary, special, indirect, incidental or consequential damages whatsoever, which in any way arise out



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of, relate to, or are a consequence of, the Company's performance or nonperformance hereunder or under any particular Service Contract, or the provision of or failure to provide any service hereunder or thereunder, including, but not limited to, loss of profits, and business interruptions; provided, that, notwithstanding the foregoing, the Company shall be liable for, and shall reimburse the Contractor for any penalties or other claims by customers under the Service Contracts arising from any performance or non-performing by the Company hereunder.

        4.2 Limitation of Liability. In any event, the liability of the Company with respect to this Agreement or anything done in connection herewith, including, but not limited to, the performance or breach hereof, or from the sale, delivery, provision or use of any service or product provided under or covered by this Agreement, whether in contract, tort (including without limitation negligence or strict liability) or otherwise, shall not exceed the aggregate of all fees then paid by the Contractor to the Company hereunder.

        4.3 Obligation to Reperform. In the event of any material breach of this Agreement by the Company with respect to any error or defect in the provision of any service under any Service Contract, the Contractor shall promptly notify the Company of said breach, and the Company shall, at the Contractor's reasonable request, promptly make all reasonable efforts to correct such error or defect.


                                    SECTION 5

                                   TERMINATION

        With respect to any service under any individual Service Contract, this Agreement shall terminate on (i) the date of termination for such Service Contract as provided in Schedule A hereto or (ii) the date such Service Contract has been renewed in the name of the Company or otherwise terminated pursuant to Sections 3.2 or 3.3 hereof. This Agreement shall terminate on the date on which the provision of all services under all Service Contracts has been terminated pursuant to the preceding sentence.


                                    SECTION 6

                                  MISCELLANEOUS

        6.1 Notices. All notices or other communications made in connection with this Services Agreement shall be in writing, except as otherwise expressly permitted herein. Any notice or other communication in connection herewith shall be duly given: (a) on the day of delivery, if personally delivered to the person identified below; (b) three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested; (c) one business day after delivery to any overnight express courier service; and (d) on the



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business day of receipt if sent by facsimile or other customary means of telecommunication, provided receipt thereof is orally confirmed and a copy thereof is sent in the manner provided by clause (a) or (b) hereof, addressed as follows:

               (a)    If to the Contractor:

                      Silicon Graphics, Inc.
                      2011 North Shoreline Boulevard
                      Mountain View, California 94043-1389
                      Attention:  Legal Services
                      Fax No.:  (650) 932-0652

               (b)    If to the Company:

                      Tera Computer Company
                      411 First Avenue South, Suite 600
                      Seattle, Washington 98104-2860
                      Fax No.:  (206) 701-2218
                      Tel. No.:  (206) 701-2000
                      Attention:    Kenneth W. Johnson
                                    Chief Financial Officer

Such addresses may be changed, from time to time, by means of a written notice given in the manner provided in this Section. Copies delivered to outside or in-house counsel shall not constitute notice.

        6.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as specifically agreed herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that without the consent of the other Party, (i) a Party may assign any or all of its rights and obligations hereunder to any of its subsidiaries, in which event the assigning Party shall remain fully liable for the performance of all its obligations hereunder; and (ii) subject to the limitations of Section 16.3 of the Asset Purchase Agreement, a successor in interest by merger, by operation of law, or by assignment, purchase or other acquisition of all or substantially all the business of a Party may acquire the respective rights and obligations of such Party under this Agreement. Any prohibited assignment shall be null and void.

        6.3 No Third-Party Beneficiaries. Nothing in this Contract Services Agreement shall confer any rights upon any person or entity other than the Parties, and each such Party's respective successors and permitted assigns.



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        6.4 Amendment, Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by an executive officer of the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

        6.5 Confidential Information. Each of the Parties acknowledges that any information of the other Party received in the course of performance under this Contract Services Agreement shall be confidential information and shall be subject to the restrictions on disclosure set forth in the Asset Purchase Agreement between the Company and Contractor.

        6.6 Governing Law. THIS SERVICES AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

        6.7 Dispute Resolution.

               (a) Negotiation. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the disputing Party's notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. If the matter has not been resolved by these persons within fifteen (15) days of the first meeting, the dispute shall be referred to more senior executives of both Parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute.

               (b) Mediation. If the Parties are unable to resolve the matter within thirty (30) days of the delivery of the disputing Party's notice, or if the Parties fail to meet within twenty (20) days, the Parties shall endeavor to settle the dispute by mediation. The Parties shall select a neutral mediator that is acceptable to both Parties. The Parties shall have forty-five (45) days from the date a neutral mediator is selected to gather information and perform discovery relating to the dispute (the "Discovery Period"). The costs of mediation shall be split evenly by the Parties.

               (c) Litigation. If the Parties are unable to resolve the dispute after a reasonable period of mediation, either Party may seek resolution through the judicial process, consistent with the terms of this Agreement.



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               (d) Confidentiality. All discussions and negotiations pursuant to this Section shall be treated as comprise and settlement discussions for purposes of the applicable rules of evidence. Notwithstanding the foregoing, materials gathered during the Discovery Period shall not be excluded from any subsequent litigation in the event that mediation is not successful.

        6.8 Schedules; Exhibits. All Schedules and exhibits to this Agreement shall be construed with and as integral parts of this Agreement to the same extent as if they were set forth verbatim herein.

        6.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

        6.10 Counterparts. This Agreement maybe executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        6.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Contract Services Agreement.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]



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        IN WITNESS WHEREOF, the Parties have execute and delivered this Contract
Services Agreement as of the date first written above.


                                            SILICON GRAPHICS, INC.


                                            By:
                                               ---------------------------------
                                               Its:
                                                   -----------------------------


                                            TERA COMPUTER COMPANY


                                            By:
                                               ---------------------------------
                                                Its:
                                                    ----------------------------




[Services Contract Agreement]



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